EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2015 (except for Note 18 and the paragraph entitled Reporting Segments in Note 2, as to which the date is September 18, 2015), with respect to the consolidated financial statements, and our report dated March 13, 2015, with respect to internal control over financial reporting, included in the Current Report of Alimera Sciences, Inc. on Form 8-K dated September 18, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of Alimera Sciences, Inc. on Forms S-8 (File No. 333-166822, File No. 333-173095, File No. 333-180567, File No. 333-187600, File No. 333-194381 and File No. 333-201606) and Forms S-3 (File No. 333-184996, File No.333-194382 and File No. 333-198044).
/s/ GRANT THORNTON LLP

Atlanta, Georgia
September 18, 2015